EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-31468 of AirNet Communications Corporation on Form S-8 of our report dated March 31, 2003, (May 13, 2003 as to Note 16 and as to the effects of the restatement discussed in Note 17) (which report expresses an unqualified opinion and includes explanatory paragraphs related to substantial doubt as to the Company’s ability to continue as a going concern, to the Company’s adoption of Statement of Financial Accounting Standards No. 145, and to the restatement discussed in note 17) appearing in the Annual Report on Form 10-K/A of AirNet Communications Corporation for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP
Orlando, Florida May 13, 2003